Exhibit 10.3

SECOND AMENDMENT TO
REVOLVING CREDIT, SECURITY AND WARRANT PURCHASE AGREEMENT

This SECOND AMENDMENT TO REVOLVING CREDIT, SECURITY AND WARRANT PURCHASE AGREEMENT (this “Amendment”) dated as of July 30, 2010 and with effect as of July 15, 2010 is made and entered into by and between Roomlinx, Inc., a Nevada corporation (“Borrower”), and Cenfin LLC, a Delaware limited liability company (the “Lender”).

WHEREAS, the Borrower and the Lender are parties to that certain Revolving Credit, Security and Warrant Purchase Agreement dated as of June 5, 2009, as amended by that certain First Amendment to Revolving Credit, Security and Warrant Purchase Agreement dated as of March 10, 2010 (the “Credit Agreement”);

WHEREAS, the Borrower has requested, and Lender has agreed to, among other things, a change in the interest rate under the Credit Agreement to the Federal Funds Rate then in effect plus 5.0%.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments herein referred to, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE; DETERMINATION OF PURCHASE PRICE

Section 1.1  Use of Defined Terms.  Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the Credit Agreement shall have such meanings when used in this Amendment.

ARTICLE II
AMENDMENTS

Section 2.1  Definitions.  The following definitions are hereby added to the Credit Agreement in the applicable alphabetical order:

“‘Federal Funds Rate’ means, as of the most recent Measurement Date, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York.”

“‘Measurement Date’ means July 15, 2010 and each one-year anniversary thereof.”

Section 2.2  Change in Interest Rate.  The first sentence of Section 2.1(c) of the Credit Agreement is hereby deleted and replaced in its entirety by the following:

“Each Revolving Loan shall bear interest at the Federal Funds Rate plus 5.0%.”

Section 2.3  Warrant Strike Price.  Section 3.1 of the Credit Agreement is hereby deleted and replaced in its entirety by the following:

“3.1           Warrant Issuance.  Simultaneously with the making of each Revolving Loan, the Borrower agrees to issue to Lender (i) a common stock purchase warrant in the form attached hereto as Exhibit B, exercisable for a three year period, to purchase up to that number of shares of Common Stock equal to 50% of the principal amount funded in respect of such Revolving Loan divided by either (i) for warrants issued in respect of the first $5,000,000 of Revolving Loans made after July 15, 2010, the Exercise Price of  $0.02 per share (subject to adjustment as provided in the Warrant and for the expected 1-100 reverse stock split) or (ii) thereafter, by an Exercise Price equal to the average of the high and low market price for the Common Stock on the day of issuance (or if not a Business Day, the next succeeding Business Day).”

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties.  In order to induce the Lender to enter into this Amendment, the Borrower hereby represents and warrants to the Lender as of the date hereof, as follows:

(a)    Credit Agreement Representations.  The representations and warranties of the Borrower set forth in the Credit Agreement are true and correct as of the date of this Agreement.

(b)    Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by the Borrower of this Amendment are within Borrower’s power, have been duly authorized by all necessary corporate action, and do not: (i) contravene the constituent documents of Borrower; (ii) violate any applicable law or regulation or any order of any governmental authority, (iii) violate or result in the default under any material indenture, agreement or other instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, or (iv) result in the creation or imposition of any lien, claim or encumbrance on any asset of the Borrower, except for Permitted Liens.

(c)    Government Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other person or entity is required for the due execution, delivery or performance by the Borrower of this Amendment.

(d)    Validity, etc.  This Amendment constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e)    No Default.  No Event of Default or Default has occurred and is continuing, or will result from the execution and delivery of this Amendment.

ARTICLE IV
MISCELLANEOUS

Section 4.1 Ratification of and References to the Credit Agreement. Except for the amendments expressly set forth above, the Credit Agreement and each other Transaction Document is hereby ratified, approved and confirmed in each and every respect.  Reference to this specific Amendment need not be made in the Credit Agreement, the Transaction Documents, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

Section 4.2 Incorporation of Article 10.  Article 10 of the Credit Agreement is incorporated by reference herein mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Revolving Credit, Security and Warrant Purchase Agreement as of the day and year first written above.

CENFIN LLC

By:	/s/ Matthew Hulsizer
Name: Matthew Hulsizer
Title: Manager

ROOMLINX, INC.

By:	/s/ Michael S. Wasik
Name: Michael S. Wasik
Title: Chief Executive Officer